As filed with the Securities and Exchange Commission on August 5, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMITH & NEPHEW plc
(Exact Name of Registrant as Specified in Its Charter)

England & Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Adam Street, London  WC2N6LA
United Kingdom
(Address of principal executive offices)

Smith & Nephew Global Share Plan 2010
(Full title of the plan)

Robert A. Lucas
Associate General Counsel
Smith & Nephew, Inc.
1450 Brooks Road
Memphis, Tennessee 38116
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Paul Kumleben, Davis Polk & Wardwell LLP
99 Gresham Street, London EC2V7NG, United Kingdom, 011 44 207 418 1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares represented by American Depositary Shares	5,000,000 Ordinary Shares represented by 1,000,000 ADSs	$8.91	$44,550,000	$3,176.42

(1)
American Depositary Shares (each an “ADS”), each representing five Ordinary Shares, 20 US cents  par value (the “Ordinary Shares”) of Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”) issuable upon deposit of the Ordinary Shares, have been registered on a separate registration statement on Form F-6, filed December 11, 2003 (as amended on February 10, 2010) (Registration No. 333-111088).

This Registration Statement on Form S-8 shall also cover any additional Ordinary Shares which became issuable under the Smith & Nephew Global Share Plan 2010 by reason of any capitalization issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in share capital, demerger, dividend or other similar transaction affected without the receipt of consideration which results in an increase in the number of outstanding Ordinary shares of the Registrant.

(2)
Ordinary Shares may be issued and sold by the Registrant to participants under the Smith & Nephew Global Share Plan 2010 pursuant to the grant of options to purchase Ordinary Shares as well as restricted share and performance share awards in respect of ADSs.

(3)
The offering price has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and 457(c) on the basis of the average of the high and low prices of Smith & Nephew plc American Depositary Shares reported on the New York Stock Exchange on August 3, 2010, which average was $44.55 per ADS and, therefore, represents $8.91 per Ordinary Share.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of a maximum number of 5,000,000 Ordinary Shares represented by 1,000,000 American Depository Shares of Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”) that are reserved for issuance upon exercise of options or settlement of awards under the Smith & Nephew Global Share Plan 2010 (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and employee Plan Annual Information*

* The information specified in this Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information required in Part I will be sent or given to the participants in the Plan as specified in Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following Registrant’s documents are incorporated by reference in the Registrant’s Registration Statement:

1.	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 001-1497);

2.
The Registrant’s description of its American Depository Shares, each representing five Ordinary Shares, as set forth in the Registrant’s separate registration statement on Form F-6, filed with the Commission on December 11, 2003 (as amended on February 10, 2010) (Registration No. 333-111088); and

3.	The Registrant’s reports on Form 6-K (File No. 001-14978) dated March 1, 2010, May 6, 2010 and August 5, 2010.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modified or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. These restrictions do not prevent a company from purchasing and maintaining insurance against any such liability for any such director or officer.

Article 154 of the Registrant’s Articles of Association provides:

“Subject to the provisions of the Statutes (but so that this Article does not extend to any matter insofar as it would cause this Article or any part of it to be void under the Statutes) but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a director of the Company or any Group Company (as defined in Article 96.2) may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together “Liabilities”) which he may sustain or incur in or about the actual or purported execution and/or discharge of his duties (including those duties, powers and discretions in relation to any Group Company (as defined in Article 96.2) or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act)) and/or the actual or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any Liability suffered or incurred by him in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil, criminal, or regulatory or in connection with any application under section 661(3) or (4) or section 1157 of the 2006 Act.”

Item 7. Exemption from Registration Claimed.

Not required.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	The Registrant’s Articles of Association.*

4.2	The Smith & Nephew Global Share Plan 2010.*

5.1	Opinion of Ashurst LLP, counsel to the Registrant, as to the legality of the securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Ashurst LLP (included in Exhibit 5.1).

24	Power of Attorney (included in signature page of this Registration Statement).

* Filed herewith

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

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(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London on August 5, 2010.

SMITH & NEPHEW PLC

By:	/s/ Susan Henderson
Susan Henderson
Company Secretary

KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of Smith & Nephew plc whose signature appears below constitutes and appoints Susan Henderson, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ John Buchanan	Non-Executive Chairman	August 5, 2010
John Buchanan

/s/ David J. Illingworth	Executive Director, Chief Executive	August 5, 2010
David J. Illingworth	(Principal Executive Officer)

/s/Adrian Hennah	Executive Director	August 5, 2010
Adrian Hennah	(Principal Financial and Accounting Officer)

/s/ Ian Barlow	Non-Executive Director	August 5, 2010
Ian Barlow

/s/ Geneviève Berger	Non-Executive Director	August 5, 2010
Geneviève Berger

/s/ Dr. Pamela J. Kirby	Non-Executive Director	August 5, 2010
Dr. Pamela J. Kirby

/s/ Brian Larcombe	Non-Executive Director	August 5, 2010
Brian Larcombe

/s/ Joseph Papa	Non-Executive Director	August 5, 2010
Joseph Papa

/s/ Richard De Schutter	Non-Executive Director	August 5, 2010
Richard De Schutter

/s/ Dr. Rolf W. H. Stomberg	Non-Executive Director	August 5, 2010
Dr. Rolf W. H. Stomberg

/s/ Robert A. Lucas	Authorized Representative in the United States	August 5, 2010
Robert A. Lucas

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EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Articles of Association.*

4.2	The Smith & Nephew Global Share Plan 2010.*

5.1	Opinion of Ashurst LLP, counsel to the Registrant, as to the legality of the securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Ashurst LLP (included in Exhibit 5.1).

24	Power of Attorney (included in signature page of this Registration Statement).

* Filed herewith

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